                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        _______________________________


                                    FORM 8-K


                                 Current Report

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) April 20, 1998


                      EASTERN ENVIRONMENTAL SERVICES, INC.
                      ------------------------------------
                 (Exact name of issuer as specified in charter)



         Delaware                      0-16102                59-2840783
      (State or Other                Commission            (I.R.S. Employer
      Jurisdiction of                File Number            Identification
      Incorporation)                                           Number)


               1000 CRAWFORD PLACE, MT. LAUREL, NEW JERSEY  08054
                    (Address of principal executive offices)


                                 (609)235-6009
              (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.
          -------------------------------------

    On March 25, 1998, Eastern Environmental Services, Inc. (the "Registrant" or "Company") entered into an Agreement for the Sale and Purchase of Stock of Atlantic Waste Disposal, Inc. (the "Atlantic Disposal Stock Purchase Agreement") between the Registrant, Atlantic Waste Disposal, Inc. ("Atlantic Disposal"), its wholly owned subsidiaries: Atlantic Transportation Services, Inc., Atlantic Collection, Inc. and Resource Products, Inc.; and Brambles Waste Services, Inc. (the "Seller"), to acquire all of the outstanding shares of stock of Atlantic Waste Disposal, Inc., a wholly owned subsidiary of Brambles Waste Services, Inc. which owns (100%) of the issued and outstanding shares of capital stock of Atlantic Waste Disposal, Inc. Simultaneously with the execution of the Atlantic Waste Disposal Stock Purchase Agreement, the Registrant entered into an Agreement for the Sale and Purchase of Stock of Atlantic of New York, Inc. (the "Atlantic New York Stock Purchase Agreement") between the Registrant, Atlantic Disposal and Brambles Waste Services, Inc. (the "Seller"), to acquire all of the outstanding stock of Atlantic of New York, Inc. from Brambles Waste Services, Inc. The Seller is not affiliated with the Registrant nor with any of the Registrant's subsidiaries. The description of the acquisition transactions set forth herein are qualified in their entirety by reference to the agreements which are filed herewith as Exhibits 10.1 and 10.2.

     On April 20, 1998 the Seller delivered to the Registrant the schedules required to be delivered under the Atlantic Disposal Stock Purchase Agreement and the Atlantic New York Stock Purchase Agreement ("Schedules"). Once the Registrant reviewed the Schedules, the Registrant determined that the acquisitions were probable within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. Closing of the purchase is subject to finalization of a review by the U.S. Department of Justice and the Federal Trade Commission under the Hart Scott Rodino Antitrust Improvements Act of 1976 as well as other governmental approvals and certain third party consents. The acquisition is also subject to the waiver or expiration of a 90-day right of first refusal held by a third party. Accordingly, although the Registrant believes that the purchase will probably close by June 30, 1998 and that the acquisitions are probable within the meaning of the applicable rules and regulations of the Securities and Exchange Commission, no assurance is given that the acquisitions will occur.

     At closing under the Stock Purchase Agreements, Registrant is to purchase all of the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic New York, Inc. for total consideration of approximately $86 million to be funded from borrowings under the Registrant's revolving credit facility and/or available working capital. The acquisition is anticipated to be accounted for using the "purchase" method of accounting.

Atlantic Disposal owns the assets and liabilities relating to the operation of a Subtitle D municipal solid waste disposal facility currently operating on 48 acres of a 1,315 acre property owned by Atlantic Disposal in Southeastern Virginia. Atlantic of New York, Inc. owns and operates a fully permitted and rail served putrescible solid waste transfer station in Brooklyn, New York. The acquired assets include trucks, containers, landfill equipment, permits and real estate used in the operation of the landfill, hauling and transfer station operations. The Registrant intends to continue to operate the business owned by Atlantic Disposal and Atlantic New York. Substantially, all liabilities, including landfill closure and post-closure liabilities, are to be assumed by the Registrant after closing, except for intercompany, income tax related liabilities, and certain contingent liabilities.

INDEPENDENT AUDITORS' REPORT



To the Stockholder of
Atlantic Waste Disposal, Inc.
Waverly, Virginia


We have audited the accompanying consolidated balance sheets of Atlantic Waste Disposal, Inc. and subsidiaries (a wholly-owned subsidiary of Brambles Waste Services, Inc.) (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Waste Disposal, Inc. and subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

April 29, 1998


ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1997 AND 1996
(AMOUNTS IN THOUSANDS, EXCEPT COMMON STOCK DATA)
-----------------------------------------------------------------------------------------------------
ASSETS                                                                1997      1996

CURRENT ASSETS:
  Cash and cash equivalents                                        $   114   $   156
  Accounts receivable (net of allowance for doubtful
    accounts of $32 in 1997 and $1,355 in 1996) (Note 3)             3,208     3,763
  Other current assets                                                 139       194
  Assets held for sale (net of allowance for doubtful
    accounts of $275 in 1997 and $ -0- in 1996)                        209       484
                                                                   -------   -------

               Total current assets                                  3,670     4,597
                                                                   -------   -------

PROPERTY AND EQUIPMENT, At cost (Note 4)                            34,083    31,441

Less accumulated depreciation                                       (3,993)   (2,828)
                                                                   -------   -------

               Property and equipment, net                          30,090    28,613
                                                                   -------   -------

OTHER ASSETS:
  Deferred acquisition costs (net of accumulated
    amortization of $2,163 in 1997 and $1,396 in 1996) (Note 1)     25,352    24,256
  Deferred income taxes (Note 7)                                     8,566     6,335
  Escrow accounts, deposits and cash bonds                             380       304
  Other non-current assets                                             285       762
                                                                   -------   -------

               Total other assets                                   34,583    31,657
                                                                   -------   -------

TOTAL                                                              $68,343   $64,867
                                                                   =======   =======

See notes to consolidated financial statements.


-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY                                                            1997       1996

  CURRENT LIABILITIES:
   Cash overdraft                                                                           $    490   $    429
   Due to affiliated company (Note 8)                                                         57,675     53,135
   Accounts payable                                                                              812      1,937
   Other current liabilities (Note 5)                                                          1,661      1,862
                                                                                            --------   --------

     Total current liabilities                                                                60,638     57,363
                                                                                            --------   --------

  NON-CURRENT LIABILITIES - Other non-current liabilities                                         35          -
                                                                                            --------   --------

  CLOSURE RESERVES (Note 6)                                                                      670        504
                                                                                            --------   --------

     Total liabilities                                                                        61,343     57,867
                                                                                            --------   --------

  COMMITMENTS AND CONTINGENCIES (Note 11)                                                          -          -

  STOCKHOLDER'S EQUITY:
   Common stock, $1 par value - authorized, 1,000 shares;
    issued and outstanding, 100 shares                                                             -          -
   Additional paid-in capital                                                                 20,998     17,141
   Accumulated deficit                                                                       (13,998)   (10,141)
                                                                                            --------   --------

     Total stockholder's equity                                                                7,000      7,000
                                                                                            --------   --------


  TOTAL                                                                                     $ 68,343   $ 64,867
                                                                                            ========   ========


ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 1997 AND 1996
(AMOUNTS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                1997       1996

SALES REVENUE                                                                               $ 17,189   $ 23,257

COST OF SALES                                                                                 16,335     21,656
                                                                                            --------   --------

    Gross profit                                                                                 854      1,601

OPERATING EXPENSES - Selling and administrative expenses                                       2,535      6,310
                                                                                            --------   --------

OPERATING LOSS                                                                                 1,681      4,709

Other income (expense)                                                                           709     (2,019)

Interest expense                                                                               5,114      4,933
                                                                                            --------   --------

NET LOSS BEFORE INCOME TAXES                                                                   6,086     11,661

INCOME TAX BENEFIT (EXPENSE):
 Current                                                                                          (2)        (2)
 Deferred                                                                                      2,231      4,283
                                                                                            --------   --------

    Total income tax benefit                                                                   2,229      4,281
                                                                                            --------   --------

NET LOSS                                                                                    $  3,857   $  7,380
                                                                                            ========   ========

See notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
YEARS ENDED JUNE 30, 1997 AND 1996
(AMOUNTS IN THOUSANDS)
                                                                ADDITIONAL
                                                       COMMON    PAID-IN    ACCUMULATED
                                                       STOCK     CAPITAL      DEFICIT    TOTAL

BALANCE, JULY 1, 1995                                  $     -     $10,778      $ 2,761  $8,017

  Capital contributions                                      -       6,363            -   6,363

  Net loss                                                   -           -        7,380   7,380
                                                      --------     -------      -------  ------

BALANCE, JUNE 30, 1996                                       -      17,141       10,141   7,000

  Capital contributions                                      -       3,857            -   3,857

  Net loss                                                   -           -        3,857   3,857
                                                      --------     -------      -------  ------

BALANCE, JUNE 30, 1997                                 $     -     $20,998      $13,998  $7,000
                                                      ========     =======      =======  ======

See notes to consolidated financial statements.


ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1997 AND 1996
(AMOUNTS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------

                                                                   1997      1996
OPERATING ACTIVITIES:
  Net loss                                                      $(3,857)  $(7,380)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization                                 1,979     2,271
    Closure reserves                                                166       226
    Deferred income taxes                                        (2,231)   (4,283)
    Gain on purchase of permits                                    (413)        -
    Loss on disposal of property and equipment                      249         -
    Loss on write-down of assets held for sale                      275         -
    Loss on write-down of deferred acquisition costs                  -       603
    (Increase) decrease in:
      Accounts receivable                                          (546)      856
      Assets held for sale                                            -      (484)
      Other current assets                                          (20)       (5)
      Escrow accounts, deposits and cash bonds                      (76)       21
      Other non-current assets                                       34        81
    Increase (decrease) in:
      Accounts payable                                             (731)      386
      Other current liabilities                                    (201)     (774)
                                                                -------   -------

              Net cash used in operating activities              (5,372)   (8,482)
                                                                -------   -------

INVESTING ACTIVITIES:
  Purchase of property and equipment                             (2,927)   (5,191)
  Deferred acquisition costs                                       (253)      (15)
  Proceeds from sale of assets                                       52         -
                                                                -------   -------

              Net cash used in investing activities              (3,128)   (5,206)
                                                                -------   -------

FINANCING ACTIVITIES:
  Proceeds from advances from affiliate company                   4,540     4,749
  Proceeds from capital contributions                             3,857     6,363
  Cash overdraft                                                     61       429
                                                                -------   -------

              Net cash provided by financing activities           8,458    11,541
                                                                -------   -------

DECREASE IN CASH AND CASH EQUIVALENTS                               (42)   (2,147)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        156     2,303
                                                                -------   -------

CASH AND CASH EQUIVALENTS, END OF YEAR                          $   114   $   156
                                                                =======   =======

See notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1997 AND 1996
(DOLLAR AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION   -  The accompanying consolidated financial statements
   include the accounts of Atlantic Waste Disposal, Inc. and its wholly-owned subsidiaries: Atlantic of New York, Inc., Atlantic Transportation Services, Inc. and Resource Products, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

   DESCRIPTION OF BUSINESS - Atlantic Waste Disposal, Inc. (the "Company"), a wholly-owned subsidiary of Brambles Waste Services, Inc., operates a solid waste landfill facility located in Sussex County, Virginia. Atlantic of New York, Inc. operates a solid waste transfer station in Brooklyn, New York. The Company was in development stage until June 1994 when it commenced accepting solid waste. The Company is primarily engaged in the business of providing solid waste disposal services through nonhazardous waste disposal facilities. The Company's customers include municipal, commercial and industrial customers principally located in the eastern and mid-Atlantic United States.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill cell costs, site improvements and certain deferred acquisition costs, and estimates of reserves such as the allowance for doubtful accounts.

   CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   PROPERTY AND EQUIPMENT - Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill cells and site improvements. The estimated useful lives are thirty years for buildings, the term of the lease for leasehold improvements, five to ten years for vehicles, machinery, and equipment, and five to seven years for furniture and fixtures.

   Landfill cell costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest and direct site preparation costs which management believes are recoverable. The Company commences depreciating landfill cell costs when construction is completed and the constructed area begins to accept waste. Landfill cell costs are depreciated, using the units-of-production method, based upon consumed airspace of landfill capacity during the fiscal year in relation to estimates of total available airspace. The Company considers total available airspace to include permitted and active landfill cells as well as landfill cells which are expected to be permitted within five years.

   Site improvements include various facility construction costs not directly related to landfill cell construction. The Company depreciates these costs using the units-of-production method based on airspace consumed to date relative to estimates of total available airspace.

   Annually, the Company prepares topographic analyses of the site using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal and other costs associated with the expansion of permitted capacity are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill cell development on a periodic basis. The portion of landfill cells currently under development for future expansion and thus excluded from depreciation totaled $113 and $4,489 at June 30, 1997 and 1996, respectively.

   The Company capitalizes interest costs as part of the cost of developing landfill cells and constructing disposal capacity. Interest costs of $225 and $125 were capitalized for the fiscal years ended June 30, 1997 and 1996, respectively.

   DEFERRED ACQUISITION COSTS - Deferred acquisition costs consist of various costs associated with obtaining regulatory permits, constructing off-site improvements to roadways and a railroad bridge, securing operating agreements, and other costs which are not directly associated with the purchase of tangible operating assets. Certain acquisition costs directly associated with the landfill purchase are amortized using the units of production method based on landfill capacity consumed in relation to estimates of total available airspace. Acquisition costs for obtaining regulatory permits are amortized using the straight-line method over an estimated useful life of fifteen years. Acquisition costs associated with obtaining the right to operate the waste transfer station are amortized ratably over the life of the operating agreement.

   LANDFILL CLOSURE AND POST-CLOSURE COSTS - Accrued landfill closure costs include the cost of closure and post-closure monitoring and maintenance of the landfill based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a thirty year period subsequent to the closure of the landfill.
   The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the units-of-production method based on consumed airspace in relation to management's estimate of total available airspace.

   ESCROW ACCOUNTS, DEPOSITS AND CASH BONDS - The Company is required to maintain escrow accounts, deposits and cash bonds to secure performance and compliance with certain laws and regulations of the localities in which it operates.

   REVENUE RECOGNITION - The Company recognizes revenues upon receipt and acceptance of waste material at its landfill and transfer station. Amounts billed prior to services being performed are classified as deferred revenue.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value based on current rates and terms.

   LONG-LIVED ASSETS - Long-lived assets consist primarily of property and equipment and certain intangible assets. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

   NEW ACCOUNTING STANDARD - In October 1996, the AICPA issued SOP 96-1, "Environmental Remediation Liabilities." The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities and, based on current circumstances, the Company does not believe the effect of adoption will be material.

2. ACQUISITION

   In December 1996, Atlantic of New York, Inc. (Atlantic) entered into a purchase agreement to obtain the state and local regulatory permits for the waste transfer station operated by Atlantic. Under a previous agreement, Atlantic had purchased the right to operate the waste transfer station from the company that held the permits. Concurrently with the previous agreement, Atlantic entered into a second agreement which appointed the permit holding company as the sub-operator of the waste transfer station.

   Under the purchase agreement, Atlantic paid $100 to the permit holding company in addition to other consideration for the assignment of the state and local permits to Atlantic and the purchase of the waste transfer station fixed assets. The other consideration included the elimination of accounts receivable due to Atlantic from the permit holder of $1,101 and the elimination of accounts payable due to the permit holder from Atlantic of $422.

3. ACCOUNTS RECEIVABLE

   The Company performs ongoing credit evaluations of it customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses. The following is a rollforward of the Company's allowance for bad debt at June 30, 1997 and 1996:


                                          1997     1996

      Balance at beginning of year      $ 1,355   $   47
      Additions (charged to expense)         32    2,081
      Deductions                         (1,355)    (773)
                                        -------   ------

      Balance at end of year            $    32   $1,355
                                        =======   ======

4. PROPERTY AND EQUIPMENT

   Balances of major classes of assets and the allowance for depreciation at June 30, 1997 and 1996 are as follows:

                                                    1997      1996

      Landfill cells                              $14,751   $ 8,912
      Site improvements                            13,465    13,443
      Machinery and equipment                       2,394     1,932
      Construction in progress                        113     4,489
      Buildings                                       312       312
      Vehicles                                        418       385
      Office furniture, fixtures and equipment        331       357
      Leasehold improvements                        2,299     1,611
                                                  -------   -------

            Total                                  34,083    31,441

      Less accumulated depreciation                (3,993)   (2,828)
                                                  -------   -------

      Property and equipment, net                 $30,090   $28,613
                                                  =======   =======

5. OTHER CURRENT LIABILITIES

   Other current liabilities consist of the following at June 30, 1997 and 1996:


                                    1997    1996

      Accrued compensation         $  295  $  298
      Accrued professional fees       464     323
      Accrued income tax                2       2
      Accrued construction              -     457
      Accrued base rent               229     277
      Other                           671     505
                                   ------  ------

                                   $1,661  $1,862
                                   ======  ======

6. ACCRUED LANDFILL CLOSURE

   The Company will have financial obligations related to closure and post-closure monitoring and maintenance of its landfill. While the exact amount of future closure and post-closure obligations cannot be determined, the Company has developed procedures to estimate these total projected costs based on currently available facts, existing technology, and presently enacted laws and regulations. Accordingly, the Company will continue to periodically review and update underlying assumptions and projected costs and record required adjustments. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency's Subtitle D regulations. Final closure and post-closure accruals consider estimates for the final cap and cover for the site, methane gas control, leachate management and groundwater monitoring, and other operations maintenance costs to be incurred after the site discontinues accepting waste, which is generally expected to be for a period of up to thirty years after final site closure. The Company has accrued $670 and $504 for post-closure obligations as of June 30, 1997 and 1996, respectively.

7. INCOME TAXES

   The Company and its subsidiaries are party to a tax sharing agreement with its parent, and their results of operations are included in a consolidated federal income tax return. Current benefits and expenses related to consolidated federal income taxes are allocated to the Company and its subsidiaries based on their taxable income or loss.

   Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets at June 30, 1997 and 1996 relate principally to net operating losses. These net operating losses are recognized by the Company as deferred taxes as they will be utilized to reduce their parent's consolidated federal income tax.

   The Company has net operating loss carryforwards of $30,700 and $21,200 for the years ended June 30, 1997 and 1996, respectively.

   Temporary differences giving rise to significant components of the Company's deferred tax assets and liabilities are as follows:


                                              1997     1996

      Deferred tax liabilities:
        Depreciation and amortization        $ 3,608  $2,343
                                             -------  ------

      Deferred tax assets:
        Net operating loss carryforwards      10,442   7,218
        Legal reserves and other accruals        727     774
        State taxes                            1,005     686
                                             -------  ------

            Total deferred assets             12,174   8,678
                                             -------  ------

      Net deferred tax assets                $ 8,566  $6,335
                                             =======  ======


   Significant components of the income tax expense (benefit) at June 30, 1997 and 1996 are as follows:


                              1997      1996

      Current:
        Federal             $     -   $     -
        State                     2         2
                            -------   -------

                                  2         2
                            -------   -------

      Deferred:
        Federal              (1,979)   (3,771)
        State                  (252)     (512)
                            -------   -------

                             (2,231)   (4,283)
                            -------   -------

      Income tax benefit    $(2,229)  $(4,281)
                            =======   =======

   The reconciliation of income tax benefit computed at the federal statutory rate to actual income tax benefit is as follows:


                                                1997     1996

      Federal statutory rate                    (34.0)%  (34.0)%

      Effect of:
        State taxes, net of federal expense      (2.7)    (2.9)
        Other                                     0.1      0.2
                                               ------   ------

                                                (36.6)%  (36.7)%
                                                =====    =====


8. RELATED PARTY TRANSACTIONS

   The parent of Brambles Waste Services, Inc., Brambles USA, Inc. provides funding for landfill construction and purchases of assets as well as working capital advances for operations. Amounts due Brambles USA, Inc. at June 30, 1997 and 1996 totaled $57,675 and $53,135, respectively. Interest on the funding from Brambles USA, Inc. is charged monthly on the unpaid balance at First Chicago Bank's prime rate. Interest costs for the years ended June 30, 1997 and 1996 totaled $5,339 and $5,058, respectively.

   Brambles USA, Inc. also provides management services to the Company for which it receives a management fee. Management fees charged by Brambles USA, Inc. for the years ended June 30, 1997 and 1996 totaled $204 and $228, respectively.

9. SAVINGS PLAN

   The Company participates in a 401(k) profit sharing savings plan sponsored by Brambles USA, Inc. Eligible employees may contribute up to 15% of their compensation and the Company contributes an amount equal to 50% of the employee's contribution up to 2.5% of the employee's eligible compensation. The Company also contributes 2.5% of employee's eligible compensation as part of the profit sharing component of the plan. The Company's contribution to the plan was $58 and $34 for the years ended June 30, 1997 and 1996, respectively.

10. OPERATING LEASES

   Atlantic of New York, Inc. leases its transfer station in Brooklyn, New York under a noncancellable lease which expires March 31, 2004. The Company leases various equipment under noncancellable leases with expiration dates through April 18, 2000. Minimum future operating lease payments for years ending June 30, are as follows:


                               TRANSFER
                    EQUIPMENT  STATION   TOTAL

      1998                $62    $  247  $  309
      1999                 19       255     274
      2000                  6       262     268
      2001                  -       270     270
      2002                  -       279     279
      Thereafter            -       507     507
                          ---    ------  ------

                          $87    $1,820  $1,907
                          ===    ======  ======


   Rent expense under the above operating leases totaled $331 and $258 for the years ended June 30, 1997 and 1996, respectively.

   The Company leases railroad boxcars for the transportation of waste. At June 30, 1997, the Company had 99 boxcars under lease at a monthly rental of $32. The boxcar lease expires August 14, 1997. Subsequent to year end, the Company renewed the lease resulting in the addition of 25 boxcars at a monthly rental of $38, and extending the term to May 14, 1998. Rent expense for leased railroad boxcars totaled $318 and $326 for the years ended June 30, 1997 and 1996, respectively.

11. COMMITMENTS AND CONTINGENCIES

   LAWS AND REGULATIONS - The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations in the United States and elsewhere that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

   The Company is subject to the 1996 Air Regulation "New Source Performance Standards" for control of landfill gas emissions. The Company filed the initial notification required by this regulation indicating that it had not passed the threshold in landfill gas emissions requiring installation of control devices. The quantity of waste managed up to this point in Cell 1 would not have generated sufficient landfill gas to require installation of control devices. With increased waste volumes, and operation of Cell 2, during fiscal 1997 the Company may have passed this threshold, and an evaluation is currently being completed by management. If the threshold has been exceeded, the Company must design a control system, most likely a flare device, and obtain the necessary air permits from the VA DEQ.

   LITIGATION - The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   LANDFILL LEASE - The Company has entered into a Contract and Ground Lease Agreement with Sussex County, Virginia (the "County"). Under the agreement, the Company has conveyed its leasehold rights in the landfill site to the County. The term of the agreement extends for twenty-five years with automatic one-year extensions until the entire capacity of the landfill has been utilized. The Contract and Ground Lease Agreement was most recently amended on December 20, 1996 resulting primarily in revisions to the amount of base rent paid to the County.

   Upon the expiration of the agreement, the Company must pay a termination fee of $100 to the County unless the Company exercises the purchase option contained in the agreement. The purchase option allows the Company to purchase the landfill property and improvements at the expiration of the agreement for the fair market value of the buildings, but in no event will the purchase price be less than $500.

   OPERATING PERMIT - The Conditional Use Permit, which grants the Company approval to operate the landfill, requires that the Company establish an escrow account and fund the account at a rate of $5 per acre for each acre of the landfill used for disposal. At June 30, 1997 and 1996, the Company had deposited $235 and $165, respectively, into the escrow account. The escrow funds and interest thereon shall be held for the benefit of the County subject to certain withdrawal terms. Ten years subsequent to approval of the final closure of the landfill, 50% of the escrow funds and interest thereon may be disbursed to the Company. The remaining balance will be paid to the Company twenty years after final closure of the landfill. However, the County shall be entitled to draw upon the escrow account in the event of any material contamination of the landfill or release of contaminants which is not promptly remedied by the Company.

   The Conditional Use Permit also contains a provision which requires the Company to reimburse the County annually for the cost of inspection and analysis of the waste material at the landfill. Such costs are to be reimbursed at actual costs not to exceed $125 annually. The maximum reimbursable costs is to increase at $25 increments every five years.

   The Company has entered into an operating agreement with the assignor of the landfill Conditional Use Permit which provides for royalty payments to the assignor based on the gate price of each ton of waste accepted and quarterly waste receipts. The agreement also contains a covenant that requires the Company to maintain its stockholder's equity in an amount which does not fall below $7,000.

   WETLANDS MITIGATION - The Company's total available airspace used to depreciate landfill cells, site improvements and certain deferred acquisition costs contains 12.5 acres of unpermitted wetlands. The Company expects to submit a standard permit application to the U.S. Army Corps of Engineers in July 1998 requesting permission to mitigate the wetlands on site. Regulatory review by the U.S. Army Corps of Engineers is expected to conclude by December 1999. Although there is no assurance that regulatory approval of the standard permit application will be granted, the Company is not aware of any matters that would preclude approval.

   LANDFILL OPERATIONS AGREEMENT - The Company has subcontracted landfill operations to a company which provides equipment operators and heavy landfill equipment for the spreading of waste to active landfill cells. The subcontract agreement is for a period of five years, and provides for monthly charges based on machine hours. The subcontract was amended September 23, 1996 establishing minimum annual charges as well as extending the subcontract for an additional year.

   LETTERS OF CREDIT - The Company is required to maintain letters of credit to guarantee performance under certain agreements, primarily closure and post-closure reserve obligations. At June 30, 1997 and 1996, the Company had letters of credit outstanding of $7,084 and $4,757, respectively.

   CONSTRUCTION COMMITMENTS - Commitments under contacts for construction of new landfill cells and other projects totaled $110 and $1,737 at June 30, 1997 and 1996, respectively.

12. SUBSEQUENT EVENTS

   On August 12, 1997, the Company entered into a $2,700 construction contract for the development of 17.5 acres of additional landfill capacity.

   On March 25, 1998, Brambles Waste Services, Inc. entered into definitive agreement with Eastern Environmental Services, Inc. for the proposed sale of all of the Company's outstanding common stock for total consideration of $85,600 subject to certain terms and conditions. In addition, the acquisition of the Company is subject to the waiver or expiration of a 90-day right of first refusal to acquire the landfill by a third party.



                                *  *  *  *  *  *

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED BALANCE SHEET (UNAUDITED)
DECEMBER 31, 1997
(AMOUNTS IN THOUSANDS, EXCEPT COMMON STOCK DATA)
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                     $    88
  Accounts receivable (net of allowance for
    doubtful accounts of $32)                                     3,363
  Other current assets                                              220
                                                                -------

               Total current assets                               3,671
                                                                -------

PROPERTY AND EQUIPMENT, At cost                                  38,264

Less accumulated depreciation                                    (4,879)
                                                                -------

               Property and equipment, net                       33,385
                                                                -------

OTHER ASSETS:
  Deferred acquisition costs (net of accumulated
    amortization of $2,704)                                      24,811
  Deferred income taxes                                           8,969
  Escrow accounts, deposits and cash bonds                          386
  Other non-current assets                                          282
                                                                -------

               Total other assets                                34,448
                                                                -------

TOTAL                                                           $71,504
                                                                =======

See selected notes to consolidated financial statements.
--------------------------------------------------------------------------------

          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:

            Due to affiliated company                                 $ 60,391
            Accounts payable                                             1,959
            Other current liabilities                                    1,274
                                                                      --------

                         Total current liabilities                      63,624
                                                                      --------

          NON-CURRENT LIABILITIES - Other non-current liabilities           35

          CLOSURE RESERVES                                                 845
                                                                           ---

                         Total liabilities                              64,504
                                                                      --------

          COMMITMENTS AND CONTINGENCIES                                      -

          STOCKHOLDER'S EQUITY:
            Common stock, $1 par value - authorized, 1,000 shares;
              issued and outstanding, 100 shares                             -
            Additional paid-in capital                                  21,701
            Accumulated deficit                                        (14,701)
                                                                      --------

                         Total stockholder's equity                      7,000
                                                                      --------

          TOTAL                                                       $ 71,504
                                                                      ========

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
SIX MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
(AMOUNTS IN THOUSANDS)

-------------------------------------------------------------------------------------------
                                                                        1997         1996
                                                                      ---------    --------
SALES REVENUE                                                         $ 12,610     $  7,651

COST OF SALES                                                            9,919        7,861
                                                                      --------     --------

               Gross profit (loss)                                       2,691         (210)

OPERATING EXPENSES - Selling and administrative expenses                 1,126          823
                                                                      --------     ---------

OPERATING INCOME (LOSS)                                                  1,565       (1,033)

OTHER INCOME                                                               143          413

Interest expense                                                         2,812        2,397
                                                                      --------     --------

NET LOSS BEFORE INCOME TAXES                                             1,104        3,017

INCOME TAX BENEFIT (EXPENSE):
 Current                                                                    (1)          (2)
 Deferred                                                                  402        1,192
                                                                      --------     --------

               Total income tax benefit                                    401        1,190
                                                                      --------     --------

NET LOSS                                                              $    703     $  1,827
                                                                      ========     ========

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (UNAUDITED)
SIX MONTHS ENDED DECEMBER 31, 1997
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                ADDITIONAL
                                                      COMMON     PAID-IN    ACCUMULATED
                                                       STOCK     CAPITAL      DEFICIT    TOTAL
BALANCE, JULY 1, 1997                                  $     -     $20,998      $13,998  $7,000

  Capital contributions                                      -         703            -     703

  Net loss                                                   -           -          703     703
                                                     ---------  ----------  -----------  ------

BALANCE, DECEMBER 31, 1997                             $     -     $21,701      $14,701  $7,000
                                                     =========  ==========  ===========  ======

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                               1997       1996
                                                             -------    -------
   OPERATING ACTIVITIES:
     Net loss                                                $  (703)   $(1,827)
     Adjustments to reconcile net loss to net
       cash provided by (used in) operating activities:
       Depreciation and amortization                           1,462        846
       Closure reserves                                          175        188
       Deferred income taxes                                    (403)    (1,192)
       Loss on write-down of assetes held for sale                -         100
       Gain on purchase of permits                                -        (413)
       Net (gain) loss on equipment sales                       (115)        46
       (Increase) decrease in:
         Accounts receivable                                      45        350
         Other current assets                                    (81)       (56)
         Escrow accounts, deposits and cash bonds                 (6)        (4)
         Other non-current assets                                  3         37
       Increase (decrease) in:
         Cash overdraft                                         (490)      (205)
         Accounts payable                                      1,145     (1,238)
         Other current liabilities                              (387)      (460)
                                                             -------    -------

                  Net cash provided by (used in)
                    operating activities                         645     (3,828)
                                                             -------    -------

   INVESTING ACTIVITIES:
     Purchase of property and equipment                       (4,240)    (1,655)
     Deferred acquisition costs                                   -        (247)
     Proceeds from sale of equipment                             150         52
                                                             -------    -------

                  Net cash used in investing activities       (4,090)    (1,850)
                                                             -------    -------

   FINANCING ACTIVITIES:
     Proceeds from capital contributions                         703      1,827
     Proceeds from advances from affiliate company             2,716      3,824
                                                             -------    -------

                  Net cash provided by financing activities    3,419      5,651
                                                             -------    -------

   DECREASE IN CASH AND CASH EQUIVALENTS                         (26)       (27)

   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              114        156
                                                             -------    -------

   CASH AND CASH EQUIVALENTS AT END OF PERIOD                $    88    $   129
                                                             =======    =======

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A Wholly-Owned Subsidiary of Brambles Waste Services, Inc.)

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED DECEMBER 31, 1997
(DOLLAR AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION   -  The accompanying consolidated financial statements
   include the accounts of Atlantic Waste Disposal, Inc. and its wholly-owned subsidiaries: Atlantic of New York, Inc., Atlantic Transportation Services, Inc. and Resource Products, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The interim financial statements reflect all adjustments (which include only normal recurring adjustments), which in the opinion of management, are necessary to present fairly the financial position at December 31, 1997 and 1996, and results of operations for the six month periods then ended. The results of operations for the periods ended December 31, 1997 and 1996 are not necessarily indicative of the operating results for a full year.

   DESCRIPTION OF BUSINESS - Atlantic Waste Disposal, Inc. (the "Company"), a wholly-owned subsidiary of Brambles Waste Services, Inc., operates a solid waste landfill facility located in Sussex County, Virginia. Atlantic of New York, Inc. operates a solid waste transfer station in Brooklyn, New York. The Company was in development stage until June 1994 when it commenced accepting solid waste. The Company is primarily engaged in the business of providing solid waste disposal services through nonhazardous waste disposal facilities. The Company's customers include municipal, commercial and industrial customers principally located in the eastern and mid-Atlantic United States.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill cell costs, site improvements and certain deferred acquisition costs, and estimates of reserves such as the allowance for doubtful accounts.

   CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   PROPERTY AND EQUIPMENT - Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill cells and site improvements. The estimated useful lives are thirty years for buildings, the term of the lease for leasehold improvements, five to ten years for vehicles, machinery, and equipment, and five to seven years for furniture and fixtures.

   Landfill cell costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest and direct site preparation costs which management believes are recoverable. The Company commences depreciating landfill cell costs when construction is completed and the constructed area begins to accept waste. Landfill cell costs are depreciated, using the units-of-production method, based upon consumed airspace of landfill capacity consumed during the fiscal year in relation to estimates of total available airspace. The Company considers total available airspace to include permitted and active landfill cells as well as landfill cells which are expected to be permitted within five years.

   Site improvements include various facility construction costs not directly related to landfill cell construction. The Company depreciates these costs using the units-of-production method based on airspace consumed to date relative to estimates of total available airspace.

   Annually, the Company prepares topographic analyses of the site using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal and other costs associated with the expansion of permitted capacity are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill cell development on a periodic basis.

   The Company capitalizes interest costs as part of the cost of developing landfill cells and constructing disposal capacity.

   DEFERRED ACQUISITION COSTS - Deferred acquisition costs consist of various costs associated with obtaining regulatory permits, constructing off-site improvements to roadways and a railroad bridge, securing operating agreements, and other costs which are not directly associated with the purchase of tangible operating assets. Certain acquisition costs directly associated with the landfill purchase are amortized using the units of production method based on landfill capacity consumed in relation to estimates of total available airspace. Acquisition costs for obtaining regulatory permits are amortized using the straight-line method over an estimated useful life of fifteen years. Acquisition costs associated with obtaining the regulatory permits to operate the waste transfer station are amortized ratably over the life of the transfer station lease.

   LANDFILL CLOSURE AND POST-CLOSURE COSTS - Accrued landfill closure costs include the cost of closure and post-closure monitoring and maintenance of the landfill based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a thirty year period subsequent to the closure of the landfill.
   The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the units-of-production method based on consumed airspace in relation to management's estimate of total available airspace.

   ESCROW ACCOUNTS, DEPOSITS AND CASH BONDS - The Company is required to maintain escrow accounts, deposits and cash bonds to secure performance and compliance with certain laws and regulations of the localities in which it operates.

   REVENUE RECOGNITION - The Company recognizes revenues upon receipt and acceptance of waste material at its landfill and transfer station. Amounts billed prior to services being performed are classified as deferred revenue.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximate fair value based on current rates and terms.

   LONG-LIVED ASSETS - Long-lived assets consist primarily of property and equipment and certain intangible assets. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

   NEW ACCOUNTING STANDARD - In October 1996, the AICPA issued SOP 96-1, "Environmental Remediation Liabilities." The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the first quarter of fiscal 1998; however, the effect of such adoption was not material.

2. SUBSEQUENT EVENT

   On March 25, 1998, Brambles Waste Services, Inc. entered into definitive agreement with Eastern Environmental Services, Inc. for the proposed sale of all of the Company's outstanding common stock for total consideration of $85,600 subject to certain terms and conditions. In addition, the acquisition of the Company is subject to the waiver or expiration of a 90-day right of first refusal to acquire the landfill by a third party.


                                *  *  *  *  *  *

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA
       Financial Information and Exhibits.
       -----------------------------------


(A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     Independent Auditors' Report
     Consolidated Balance Sheets as of June 30, 1997 and 1996
     Consolidated Statements of Operations for the Two Years Ended
     June 30, 1997
     Consolidated Statements of Stockholder's Equity for the Two Years Ended
          June 30, 1997
     Consolidated Statements of Cash Flows for the Two Years Ended June 30,
            1997
     Notes to Consolidated Financial Statements


     Consolidated Balance Sheet as of December 31, 1997 (Unaudited)
     Consolidated Statements of Operations for the Six Months Ended
          December 31, 1997 and December 31, 1996 (Unaudited)
     Consolidated Statement of Stockholder's Equity for the Six Months Ended December 31, 1997 (Unaudited)
     Consolidated Statements of Cash Flows for the Six Months Ended December 31,
          1997 and December 31, 1996 (Unaudited)
     Selected Notes to Consolidated Financial Statements (Unaudited)


(B)       PRO FORMA FINANCIAL INFORMATION

     Pro Forma Consolidated Statement of Operations for the Year Ended
          June 30, 1997 (Unaudited)
     Pro Forma Consolidated Statement of Operations for the Six Months Ended December 31, 1997 (Unaudited)
     Pro Forma Consolidated Balance Sheet as of December 31, 1997 (Unaudited)


(C)  EXHIBITS

10.1 Agreement for the Sale and Purchase of Stock of Atlantic Waste Disposal, Inc. dated March 25, 1998, by and among Atlantic Waste Disposal, Inc., Brambles Waste Services, Inc., Atlantic Transportation Services, Inc., Atlantic Collection, Inc., Resource Products, Inc. and the Registrant.

10.2 Agreement for the Sale and Purchase of Stock of Atlantic New York, Inc. dated March 25, 1998, by and among Atlantic Waste Disposal, Inc., Brambles Waste Services, Inc., Atlantic New York, Inc. and the Registrant.

23.1  Consent of Deloitte & Touche LLP

               SIGNATURE
               ---------

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Eastern Environmental Services, Inc.

Date: April 30, 1998             By:  /s/ Gregory M. Krzemien
                                   --------------------------
                                 Gregory M. Krzemien, Chief Financial Officer

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1997

     The following unaudited pro forma consolidated statements of operations for the year ended June 30, 1997 and the six months ended December 31, 1997 give effect to (i) the acquisition on August 15, 1997 of all the outstanding stock of Harford Disposal, Inc. ("Harford") by Eastern Environmental Services, Inc. (the "Registrant") with immediately thereafter, all of the outstanding stock of Pappy, Inc. being purchased by Harford for total consideration paid by Eastern Environmental Services, Inc. of approximately $12 million. Harford's only activity was the acquisition of Pappy, Inc. and therefore Pappy, as the predecessor company, constitutes the business acquired by the Registrant; (ii) the acquisition on August 20, 1997 of all the outstanding stock of Soil Remediation of Philadelphia, Inc. ("SRP") by the Registrant for consideration consisting of 270,000 unregistered shares of the Registrant's common stock valued at $15.625 per share. Simultaneously, with the closing of the SRP transaction, the Registrant and its wholly owned subsidiary, Eastern Environmental Services, Inc. of Fairless Hills, Inc. ("EESI of Fairless"), entered into an Agreement (the "Fairless Hills Agreement") dated August 20, 1997 with USA Waste Services, Inc. ("USA Waste"), USA Waste of Fairless Hills, Inc. ("USA Fairless"), Clean Soils of Fairless Hills, Inc. ("Clean Soils Fairless") to evidence a transaction under which EESI of Fairless will acquire all stock of Clean Soils Fairless and USA Fairless, two companies under common ownership with SRP by USA Waste. The closing of the acquisition of the stock of Clean Soils Fairless and USA Fairless are pending upon satisfaction of certain normal conditions which the Registrant believes will be resolved; (iii) the acquisition of Pine Grove, Inc. ("Pine Grove") pursuant to the terms of a Stock Purchase Agreement for consideration of $46 million including the assumption of approximately $12 million of debt; (iv) the acquisition of Bluegrass Containment, Inc. ("Bluegrass") pursuant to the terms of a Stock Purchase Agreement dated March 2, 1998, as amended March 9, 1998; (v) the acquisition of Hudson Jersey Sanitation Co., West Milford Haulage, Inc., Frank Stamato & Company, and Specialized Recycling Technologies, Inc. (collectively, "Stamato Companies" or "Stamato") pursuant to the terms of a Stock Purchase Agreement dated February 5, 1998; and (vi) the pending acquisition of Atlantic Waste Disposal, Inc. ("Atlantic Disposal") and Atlantic Waste of New York, Inc. ("Atlantic New York") pursuant to the terms of Agreements for the Sale and Purchase of Stock (the "Stock Purchase Agreements") dated March 25, 1998 for total consideration of approximately $86 million.

     The following unaudited pro forma consolidated statements of operations for the year ended June 30, 1997 and the six months ended December 31, 1997 give effect to the aforementioned transactions as if the transactions had occurred on July 1, 1996. The following unaudited pro forma financial data may not be indicative of what the results of operations or financial position of Eastern Environmental Services, Inc. would have been, had the transactions to which such data gives effect had been completed on the date assumed, nor are such data necessarily indicative of the results of operations or financial position of Eastern Environmental Services, Inc. that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed and pending acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the consolidated financial statements and notes of Eastern Environmental Services, Inc. as of June 30, 1997 and for each of the three years in the period then ended as filed in the Company's report on Form 8-K (filed February 27,1998) and the historical financial statements of Atlantic Waste Disposal, Inc. appearing elsewhere in this filing.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR
                          THE YEAR ENDED JUNE 30, 1997

                                Eastern
                             Environmental     Pappy,
                             Services, Inc.     Inc.         SRP       Clean Soils   Pine Grove   Bluegrass     Stamato
                             --------------  ----------  ------------  -----------  ------------  ----------  ------------
Revenues                       $96,056,945   $2,803,860  $ 3,649,026   $1,513,224   $14,559,569   $1,469,588  $23,104,053
Cost of revenues                65,496,657      910,970    6,944,870    1,755,047     9,804,650      917,128   16,438,668
Selling, general and
  administrative expenses       15,579,744      430,787      704,137      165,768     1,274,391       93,830    3,310,633
Depreciation and
  amortization                   5,161,549      107,914      975,224      299,068     4,727,837       54,750    1,812,890
Merger costs                     3,336,792           --           --           --            --           --           --
                               -----------   ----------  -----------   ----------   -----------   ----------  -----------
Operating income
  (loss)                         6,482,203    1,354,189   (4,975,205)    (706,659)   (1,247,309)     403,880    1,541,862
Interest (expense)
  income, net                   (2,539,931)      13,717           --           --      (151,454)          --     (500,454)
Other income, net                  131,819          552           --           --        58,372       22,705      456,265
                               -----------   ----------  -----------   ----------   -----------   ----------  -----------
Income (loss) before
  income taxes                   4,074,091    1,368,458   (4,975,205)    (706,659)   (1,340,391)     426,585    1,497,673
Income tax (expense)
  benefit                       (1,606,205)          --    1,990,082      282,664       507,532           --      (49,491)
                               -----------   ----------  -----------   ----------   -----------   ----------  -----------
Net income (loss)              $ 2,467,886   $1,368,458  $(2,985,123)  $ (423,995)  $  (832,859)  $  426,585  $ 1,448,182
                               ===========   ==========  ===========   ==========   ===========   ==========  ===========
Net loss per share

Weighted average number
    of shares outstanding


                                                                  Pro
                                           Pro Forma             Forma
                              Atlantic    Adjustments        Consolidated
                            ------------  ------------       -------------
Revenues                    $17,189,000   $        --        $160,345,265
Cost of revenues            $14,356,000           411   (1)   116,624,401
Selling, general and
  administrative expenses     2,535,000       (86,918)  (2)    24,007,372
Depreciation and
  amortization                1,979,000       745,434   (1)    12,350,501
                                           (1,256,280)  (4)
                                           (2,307,885)  (5)
                                               51,000   (7)

Merger costs                        --            --            3,336,792
                            -----------   -----------        ------------
Operating income
  (loss)                     (1,681,000)    2,854,238           4,026,199
Interest (expense)
  income, net                (5,114,000)        9,750   (3)   (12,195,372)
                                           (1,976,000)  (6)
                                           (1,937,000)  (8)

Other income, net               709,000            --           1,378,713
                            -----------   -----------        ------------
Income (loss) before
  income taxes               (6,086,000)   (1,049,012)         (6,790,460)
Income tax (expense)
  benefit                     2,229,000      (137,000)  (9)     3,216,582
                            -----------   -----------        ------------
Net income (loss)           $(3,857,000)  $(1,186,012)       $ (3,573,878)
                            ===========   ===========        ============
Net loss per share                                                  $(.22)
                                                             ============
Weighted average number
    of shares outstanding                                      16,334,594  (10)
                                                             ============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                    INCOME FOR THE YEAR ENDED JUNE 30, 1997

(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $9,750 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of SRP and Clean Soils had been completed on July 1, 1996 net of historical depreciation and amortization expense of SRP and Clean Soils.

(5) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(6) To record additional interest expense of $1,976,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $318,000, excluding interest on debt assumed.

(7) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic Waste Disposal, Inc. had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic Waste Disposal, Inc. and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(8) To record additional interest expense of $1,937,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of $85.6 million incurred to consummate the acquisition of Atlantic Waste Disposal, Inc., net of historical interest expense of $5.1 million.

 (9) The Company's pro forma effective tax provision is after consideration of state income taxes and federal and state income taxes related to the termination of Sub "S" status of certain companies acquired accounted for as pooling of interests.

(10) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the mergers, respectively, were considered to have been outstanding from July 1, 1996.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
                     THE SIX MONTHS ENDED DECEMBER 31, 1997


                                Eastern
                             Environmental    Pappy,      Pine
                             Services, Inc.    Inc.       Grove     Bluegrass     Stamato       Atlantic
                             --------------  --------  -----------  ----------  ------------  ------------
Revenues                       $77,959,150   $197,131  $6,265,436   $1,028,514  $12,609,654   $12,610,000
Cost of revenues                49,437,429     92,161   3,424,611      474,353    8,495,737     8,461,000
Selling, general and
administrative expenses         11,455,113     86,012     386,816       94,899    1,492,529     1,126,000
Depreciation and
 amortization                    5,424,432     11,300   2,172,102       24,693      881,223     1,458,000

Merger costs                     2,725,000         --          --           --           --            --
                               -----------   --------  ----------   ----------  -----------   -----------
Operating income                 8,917,176      7,658     281,907      434,569    1,740,165     1,565,000
Interest (expense) income,
 net                              (977,794)     1,109    (109,907)          __     (273,993)   (2,812,000)

Other income (expense), net        273,564        600       3,421       29,769      (39,750)      143,000
                               -----------   --------  ----------   ----------  -----------   -----------
Income (loss) before
 income taxes                    8,212,946      9,367     175,421      464,338    1,426,422    (1,104,000)
Income tax (expense)
 benefit                        (3,556,000)        --    (143,105)          --       (8,751)      401,000
                               -----------   --------  ----------   ----------  -----------   -----------
Net income                     $ 4,656,946   $  9,367  $   32,316   $  464,338  $ 1,417,671   $  (703,000)
                               ===========   ========  ==========   ==========  ===========   ===========
Net income per share

Weighted average number of
shares outstanding


                                                     Pro
                              Pro Forma             Forma
                             Adjustments         Consolidated
                             ------------      ----------------
Revenues                      $      --        $   110,669,885
Cost of revenues                     --             70,385,291
Selling, general and
administrative expenses         (10,775)  (2)       14,630,594
Depreciation and
 amortization                   140,158   (1)        9,198,195
                               (957,713)  (4)
                                 44,000   (6)
Merger costs                         --              2,725,000
                              ---------            -----------
Operating income                784,330             13,730,805
Interest (expense) income,
 net                              1,197   (3)       (5,103,148)
                               (640,760)  (5)
                               (291,000)  (7)
Other income (expense), net          --                410,604
                              ---------            -----------
Income (loss) before
 income taxes                  (146,233)             9,038,261
Income tax (expense)
 benefit                         59,000  (8)        (3,247,856)
                              ---------            -----------
Net income                    $ (87,233)       $     5,790,405
                              =========            ===========
Net income per share                                      $.23
                                                   ===========
Weighted average number of
shares outstanding                                  24,880,876  (9)
                                                   ===========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
               INCOME FOR THE SIX MONTHS ENDED DECEMBER 31, 1997


(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $1,197 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(5) To record additional interest expense of $640,760 from borrowings (at the Company's average borrowing rate of 7.25% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $174,865, excluding interest expense on debt assumed.

(6) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic Waste Disposal, Inc. had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic Waste Disposal, Inc. and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(7) To record additional interest expense of $291,000 from borrowings (at the Company's average borrowing rate of approximately 7.25% under the Company's revolving credit facility) of approximately $85.6 million incurred to consummate the acquisition of Atlantic Waste Disposal, Inc., net of historical interest expense of $2.8 million.

(8) The Company's pro forma tax provision reflects an effective rate of 36% considering federal and state income taxes and the effect of merger transactions with Sub S Corporations accounted for as poolings of interests.

(9) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the mergers, respectively, were considered to have been outstanding from July 1, 1997.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997


The following unaudited pro forma consolidated balance sheet at December 31, 1997 gives effect to the (1) acquisition of Bluegrass Containment, Inc. ("Bluegrass") pursuant to the terms of a Stock Purchase Agreement dated March 2, 1998 as amended on March 9, 1998; (2) the acquisition of Hudson Jersey Sanitation Co., West Milford Haulage, Inc., Frank Stamato & Company, and Specialized Recycling Technologies, Inc. (collectively, "Stamato Companies" or "Stamato") pursuant to the terms of a Stock Purchase Agreement dated February 5, 1998; and (3) the pending acquisition of Atlantic Disposal and Atlantic New York pursuant to the terms of Agreements for the Sale and Purchase of Stock, both dated March 25, 1998. The total consideration for the acquisition of Bluegrass consisted of unregistered shares of the Registrant's common stock valued at $24.25 per share and included a base purchase price of $4,100,000 increased for the amount by which the accounts receivable of Bluegrass exceeds accounts payable, closure and post-closure collateral investments and operating cash in excess of $100,000. Consideration for the acquisition of the Stamato Companies consisted of 1,386,344 registered shares of the Registrant's common stock valued at $24.125 per share. The Registrant will purchase all of the outstanding stock of Atlantic Disposal and Atlantic New York for total consideration of approximately $86 million. The Bluegrass and Stamato transactions have been accounted for using the "pooling of interests" method. The Atlantic Disposal and Atlantic New York transactions are anticipated to accounted for using the "purchase" method.

The following unaudited pro forma financial data may not be indicative of what the financial condition of the Company would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of the Company that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed and pending acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes of Eastern Environmental Services, Inc. as filed in the Company's report on Form 8-K (filed February 27, 1998) and the historical financial statements of Atlantic Waste Disposal, Inc. appearing elsewhere in this filing.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997



                                             Eastern
                                          Environmental                                              Pro Forma
                                         Services, Inc.   Bluegrass     Stamato       Atlantic      Adjustments
                                         ---------------  ----------  ------------  -------------  -------------
ASSETS
Current assets
 Cash and cash equivalents.............    $  5,231,625   $1,092,195  $   942,079   $     88,000   $         --
 Accounts receivable, net of
  allowance............................      21,689,297      335,306    2,336,491      3,363,000
 Deferred income taxes.................       1,410,000           --           --             --             --
 Prepaid expenses and other current
  assets...............................       3,660,110        5,386      565,281        220,000             --
                                           ------------   ----------  -----------    -----------   ------------
  Total current assets.................      31,991,032    1,432,887    3,843,851      3,671,000             --
Net property, plant & equipment........     134,995,731      231,427    8,936,049     33,385,000     51,699,000  (1)
Excess cost over fair market value of
 net assets acquired...................      71,285,712           --           --             --             --
Intangible assets, net.................      14,412,328           --      133,605     24,811,000    (24,811,000) (1)
Notes receivable from stockholders/
 officers..............................         432,902           --           --             --             --
Deferred income taxes..................              --           --           --      8,969,000     (8,969,000) (1)
Other assets...........................       3,052,190           --      391,061        668,000             --
                                          -------------   ----------  -----------   ------------   ------------
  Total assets.........................    $256,169,895   $1,664,314  $13,304,566   $ 71,504,000   $ 17,919,000
                                          =============   ==========  ===========   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Current maturities on long-term
  debt.................................    $  1,235,245   $      --   $ 1,773,078   $        --    $        --
 Current maturities of obligations
  under capital leases.................       1,238,789          --           --             --             --
Due to affiliated company                            --          --           --     60,391,000    (60,391,000)  (1)
Accounts payable.......................       7,439,366      125,036      516,514     1,959,000             --
Accrued expenses and other current
 liabilities...........................      12,990,512      327,000      139,624      1,274,000      (290,000)  (1)
Deferred revenue.......................       3,452,693           --      208,808             --            --
Income taxes payable...................          63,446           --       35,230             --            --
Current portion of accrued landfill
 closure and other environmental
 costs.................................       2,078,000      200,000           --             --            --
                                          -------------   ----------  -----------   ------------   ------------
  Total current liabilities............      28,498,051      652,036    2,673,254     63,624,000    (60,681,000)

Deferred income taxes..................       2,880,576           --      187,645             --             --
Long-term debt.........................      51,197,650           --    4,252,393             --     85,600,000   (2)
Capital lease obligations--
 long-term.............................       1,258,993           --           --             --             --
Accrued landfill closure and other
 environmental costs...................      11,318,127      454,517           --        845,000             --
Other long-term liabilities............      13,221,023           --           --         35,000             --

Stockholders' equity
 Common stock..........................         229,915      141,000      549,600             --       (675,755)  (1)(3)
 Additional paid-in capital............     140,994,498           --           --     21,701,000    (21,080,521)  (1)(3)
 Retained earnings (deficit)...........       6,647,321      416,761    5,696,950    (14,701,000)    14,701,000
 Less treasury stock at cost--
  39,100 common shares.................         (76,259)          --      (55,276)            --         55,276   (3)
                                          -------------   ----------  -----------   ------------   ------------
  Total stockholders' equity...........     147,795,475      557,761    6,191,274      7,000,000     (7,000,000)
                                          -------------   ----------  -----------   ------------   ------------
  Total liabilities and stockholders'
   equity..............................    $256,169,895   $1,664,314  $13,304,566   $ 71,504,000   $ 17,919,000
                                          =============   ==========  ===========   ============   ============




                                           Pro Forma
                                          As Adjusted
                                         -------------


ASSETS
Current assets
 Cash and cash equivalents.............  $  7,353,899
 Accounts receivable, net of
  allowance............................    27,724,094
 Deferred income taxes.................     1,410,000
 Prepaid expenses and other current
  assets...............................     4,450,777
                                         ------------
  Total current assets.................    40,938,770
Net property, plant & equipment........   229,247,207
Excess cost over fair market value of
 net assets acquired...................    71,285,712
Intangible assets, net.................    14,545,933
Notes receivable from stockholders /
 officers..............................       432,902
Deferred income taxes..................            --
Other assets...........................     4,111,251
                                         ------------
  Total assets.........................  $360,561,755
                                         ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Current maturities on long-term
  debt.................................  $  3,008,323
 Current maturities of obligations
  under capital leases.................     1,238,789
Due to affiliated company                          --
Accounts payable.......................    10,039,916
Accrued expenses and other current
 liabilities...........................    14,441,136
Deferred revenue.......................     3,661,501
Income taxes payable...................        98,676
Current portion of accrued landfill
 closure and other environmental
 costs.................................     2,278,000
                                         ------------
  Total current liabilities............    34,766,341
                                         ------------
Deferred income taxes..................     3,068,221
Long-term debt.........................   141,050,043
Capital lease obligations--
 long-term.............................     1,258,993
Accrued landfill closure and other
 environmental costs...................    12,617,644
Other long-term liabilities............    13,256,023

Stockholders' equity
 Common stock..........................       244,760
 Additional paid-in capital............   141,614,977
 Retained earnings (deficit)...........    12,761,032
 Less treasury stock at cost--
  39,100 common shares.................       (76,259)
                                         ------------
  Total stockholders' equity...........   154,544,510
                                         ------------
  Total liabilities and stockholders'
   equity..............................  $360,561,755
                                         ============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997


(1) On March 25, 1998, Eastern Environmental Services, Inc. entered into Stock Purchase Agreements for the pending acquisition to purchase all of the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic of New York, Inc. (collectively referred to as "Atlantic") for total anticipated consideration paid by Eastern Environmental Services, Inc. of $85.6 million. The acquisition is anticipated to be accounted for under the purchase method. Pursuant to the terms of the Stock Purchase Agreement, certain property, equipment, intangible assets, other assets and working capital were acquired and certain liabilities were assumed for consideration of $85.6 million in cash. Certain intercompany balances due to Atlantic's parent, tax liabilities, and certain contingent liabilities were not assumed by the Registrant. With respect to the closure and post-closure liabilities, the Company recorded an estimate of closure and post-closure liability for the entire site utilizing engineering studies and state requirements as compared to the percentage of airspace utilized at the date of the acquisition. The allocation of the purchase price is preliminary and assumes the historical book value of tangible assets approximates fair value. The actual allocation will be based on management's final evaluation of such assets and liabilities. The excess of the purchase price over the historic cost of net assets was allocated to the value of the landfill site; however, this excess may ultimately be allocated to other specific tangible and intangible assets. The final allocation of the purchase price and the resulting effect on operations may differ significantly from the pro forma amounts included herein. The preliminary allocation of the purchase price is as follows:


        Property, equipment and landfill
          site                                     $85,084,000

        Current assets acquired                      3,671,000

        Other assets acquired                          668,000

        Other liabilities                           (2,978,000)

        Landfill closure, post-closure, and
          other environmental costs                   (845,000)
                                                 -------------
                                                   $85,600,000
                                                 =============

(2) To record borrowings of $85.6 million under the Company's revolving credit facility to effect the acquisition of Atlantic Waste Disposal, Inc.

(3) To record the exchange of Bluegrass Containment, Inc. stock and the stock of the Stamato Companies for Eastern Environmental Services, Inc. common stock.

                                 EXHIBIT INDEX

Exhibit
 No.         Description
----         -----------


10.1 Agreement for the Sale and Purchase of Stock of Atlantic Waste Disposal, Inc. dated March 25, 1998, by and among Atlantic Waste Disposal, Inc., Brambles Waste Services, Inc., Atlantic Transportation Services, Inc., Atlantic Collection, Inc., Resource Products, Inc. and the Registrant.

10.2 Agreement for the Sale and Purchase of Stock of Atlantic New York, Inc. dated March 25, 1998, by and among Atlantic Waste Disposal, Inc., Brambles Waste Services, Inc., Atlantic New York, Inc. and the Registrant.

23.1          Consent of Deloitte & Touche LLP